Exhibit 99

Press Release

SOURCE: Horizon Offshore, Inc.

Horizon Offshore Reports Third Quarter Earnings

HOUSTON, Oct. 24 /PRNewswire/ -- Horizon Offshore, Inc. (Nasdaq: HOFF - news) today reported net income for the quarter ended September 30, 2000, of $3.7 million, or $0.19 per share. This compares with net income of $2.7 million, or $0.15 per share, for the third quarter of 1999. For the third quarter of 2000, the company reported gross profit of $10.3 million, or 18.2 percent, on contract revenues of $56.3 million, compared with gross profit of $8.1 million, or 22.4 percent, on contract revenues of $36.3 million in 1999.

Horizon also reported net income for the nine months ended September 30, 2000, of $5.0 million, or $0.26 per share, which includes a $1.4 million, or $0.07 per share, cumulative effect of an accounting change reducing depreciation expense. This compares with net income of $4.4 million, or $0.24 per share for the nine months ended September 30, 1999. Gross profit was $17.9 million, or 16.5 percent on contract revenues of $108.8 million for the first nine months of 2000, and gross profit was $17.2 million or 23.9 percent on contract revenues of $72.1 million for the first nine months of 1999.

Bill J. Lam, president and chief executive officer, noted that although the offshore construction market remained extremely competitive, Horizon was once again able to generate positive results. The improvement in revenues is a result of several large projects awarded to Horizon, including two major projects in Mexico.

``During the third quarter, we completed a substantial portion of our first major project for Pemex Exploracion y Produccion and began work on the second project. We are particularly proud of the outstanding efforts of both our offshore and onshore personnel and the performance of our equipment in Mexico,'' Lam said. ``We also successfully completed several other large projects in the Gulf of Mexico, including a four-bundle pipelay project which required laying four pipelines simultaneously.''

``We are confident in our ability to capitalize on what we believe is an imminent increase in domestic construction activity as driven by sustained increased in drilling activity,'' said Lam.

Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

                            Horizon Offshore, Inc.
                     Summary Financial and Operating Data
                                 (Unaudited)
                       (In thousands, except share and
                               per share data)

                               Three Months Ended         Nine Months Ended
                                  September 30,             September 30,
                                 2000        1999         2000        1999
    Income Statement Data:
    CONTRACT REVENUES          $56,286     $36,286     $108,780     $72,079
    COST OF CONTRACT REVENUES   46,022      28,173       90,848      54,866
      Gross profit              10,264       8,113       17,932      17,213
    SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES     2,427       2,276        6,808       6,746
      Operating income           7,837       5,837       11,124      10,467
    OTHER:
      Interest expense          (2,052)     (1,697)      (5,644)     (4,164)
      Interest income and other     31          88          195         493
    NET INCOME BEFORE INCOME
     TAXES AND CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE        5,816       4,228        5,675       6,796
    PROVISION FOR INCOME TAXES   2,111       1,480        2,087       2,347
    NET INCOME BEFORE CUMULATIVE
     EFFECT OF ACCOUNTING CHANGE 3,705       2,748        3,588       4,449
    CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE, NET OF
     TAXES                         ---         ---        1,381         ---
    NET INCOME                  $3,705     $ 2,748       $4,969     $ 4,449

    EARNINGS PER SHARE - BASIC:
      NET INCOME BEFORE CUMULATIVE
       EFFECT OF ACCOUNTING
       CHANGE                   $ 0.20       $0.15        $0.19       $0.24
      CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE           ---         ---         0.07         ---
      NET INCOME                 $0.20       $0.15       $ 0.26       $0.24
    EARNINGS PER SHARE - DILUTED:
      NET INCOME BEFORE CUMULATIVE
       EFFECT OF ACCOUNTING
       CHANGE                   $ 0.19       $0.15        $0.19       $0.24
      CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE           ---         ---         0.07         ---
      NET INCOME                $ 0.19       $0.15       $ 0.26       $0.24
    SHARES USED IN COMPUTING
     NET INCOME PER SHARE -
     BASIC                  18,827,558  18,800,980   18,815,247  18,757,732
    SHARES USED IN COMPUTING
     NET INCOME PER SHARE -
     DILUTED                19,758,322  18,921,705   19,384,844  18,810,196

    Other Non-GAAP Financial Data:
    EBITDA (A)                 $10,845      $8,053      $17,871     $16,449

    Other Financial Data:
    Depreciation and
     amortization               $2,977      $2,128       $6,552      $5,488
    Capital expenditures        $7,911      $2,624      $17,236     $17,864

    (A)  The company calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss plus income taxes, interest expense, depreciation and amortization.EBITDA is a supplemental financial measurement used by the company and investors in the marine construction industry in the evaluation of its business.

SOURCE: Horizon Offshore, Inc.